UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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CoreLogic, Inc.

(Name of Registrant as Specified In Its Charter)

Senator Investment Group LP

Senator Management LLC

Senator GP LLC

Senator Master GP LLC

Douglas Silverman

Senator Focused Strategies LP

Senator Focused Holdings LP

Senator Global Opportunity Master Fund LP

Cannae Holdings, Inc.

Cannae Holdings, LLC

W. Steve Albrecht

Martina Lewis Bradford

Gail Landis

Wendy Lane

Ryan McKendrick

Katherine “KT” Rabin

Sreekanth Ravi

Lisa Wardell

Henry W. “Jay” Winship

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Senator Investment Group LP and Cannae Holdings, Inc., dated September 25, 2020.

Cannae Holdings and Senator Investment Group Send Letter to CoreLogic Shareholders

Cannae and Senator’s Offer to Acquire CoreLogic at $66.00/Share Represents 39% Premium to Unaffected Share Price – Open to Raising Bid if Granted Diligence

Current Board Has Overseen Substantial Value Destruction, With Company Underperforming Peers by 145% Over the Past Five Years

CoreLogic Has Never Organically Grown Revenue – Yet Misleadingly Attempts to Use Acquisitions to Claim Growth

Given Current Board’s Unwillingness to Engage, Nine New, Truly Independent Directors Are Needed to Work to Maximize Value for All Shareholders

Vote on the GOLD Card TODAY to Protect Your Investment in CoreLogic

LAS VEGAS & NEW YORK, September 25, 2020 – Cannae Holdings, Inc. (NYSE: CNNE), (“Cannae”) and Senator Investment Group, LP (“Senator”), which, directly or through affiliated entities, jointly own or have an economic interest equivalent to approximately 15% of the outstanding shares of CoreLogic, Inc. (NYSE: CLGX), (the “Company”), today sent a letter to the Company’s shareholders in connection with the filing of their Definitive Proxy Statement. The letter outlines the case for electing nine new independent directors to the CoreLogic Board to ensure that the Company carries out a legitimate sales process aimed at maximizing value for all shareholders.

The full text of the letter follows. For more information, and to view the full Definitive Proxy Statement, please visit: www.UnlockingCoreLogic.com.

September 25, 2020

Dear CoreLogic Shareholders,

To Protect the Value of Your Investment Vote on the GOLD Card

Since we first announced our proposal to acquire CoreLogic three months ago, you have made your expectation resoundingly clear: CoreLogic should engage in good faith and promptly carry out a legitimate sales process aimed towards maximizing value for all shareholders. One need look no further than the 40+% rise in the Company’s stock price since our involvement, or CoreLogic’s largest shareholder for over seven years selling their entire 17% position around our proposal price, to see that this is what shareholders want.

Unfortunately, in a series of increasingly hyperbolic and blatantly misleading communications, CoreLogic’s Board has demonstrated that it has no intention of engaging constructively. Rather than allow targeted diligence that could yield a higher offer or elect to commence a process that could ensure a sale to the highest bidder, the Board has deployed a barrage of defensive tactics and attempted to paint a picture of us opportunistically trying to acquire the Company at the precise moment of a terrific inflection, all while making no mention of its decade of underperformance.

Here are the facts:

1.	We have offered compelling value and deal certainty from a uniquely qualified buyer

•	We have proposed to acquire CoreLogic for $66 per share in cash and stated we are open to increasing our offer if allowed targeted diligence that supports a higher value.

•

High premium: Our offer represents a 39% premium to the Company’s unaffected price and a 28% premium to the Company’s 52-week high, 1.8x and 2.2x greater than average premiums in this industry respectively.

•	High multiple: Accounting for either CoreLogic’s growth or its historical EBITDA-multiple range, our offer represents a multiple well in excess of transactions in the industry.

•

Regulatory certainty: We know there is no material antitrust risk to a combination as neither Cannae nor Senator have a single overlapping business with CoreLogic. Nonetheless, we have committed to signing a ‘Hell or High Water’ provision which means no matter what antitrust issue may arise, we are required to accept the regulatory fix and close the transaction. We have thereby removed regulatory risk to shareholders.

•

Uniquely qualified buyer: Cannae is led by William P. Foley II (Bill Foley), a preeminent operator and investor with an established track record resulting in over $100 billion of market capitalization created for investors. With a ‘highly confident’ letter secured from Bank of America and more than sufficient equity capital, we are uniquely positioned to offer maximum value and are precisely the buyer with whom CoreLogic should engage.

2.	CoreLogic’s Board has demonstrated poor stewardship for years – at the expense of shareholders

•

Substantial underperformance: Measured against peers selected by CoreLogic’s own Board, the Company has underperformed by 145% over the past 5 years. Against any relevant peer group[1] over any relevant time period, the underperformance is shocking:

CLGX performance vs	1 year	3 years	5 years	10 years
Peers Selected by CoreLogic’s Own Board	-4%	-77%	-145%	-532%
Broader Peer Group Set	-8%	-90%	-161%	-634%

•

Never achieved even one of its long-term targets: Since 2011, CoreLogic has set and reset its three multi-year business objectives over nine times and has never met a single one of them. In 2011 CoreLogic announced it would achieve 30% EBITDA margins by 2013. Not only did the Company miss this target, but also it took an additional six years to finally reach 30% – nine years since first setting the target and only with the benefit of today’s mortgage boom.

•

Consistently misses expectations, ranking in the bottom 4% of the entire Russell 3000: Out of 3,000 companies in the Russell, CoreLogic ranks in the bottom 4% for BOTH the frequency and the severity of negative stock reactions to its earnings over the past two years.

•

Never able to achieve organic revenue growth, but hides behind acquisitions and misleading statements: CoreLogic’s revenue in 2013[2] was $1.4 billion and for 2020 it is expected to be $1.9 billion, a difference of $530 million. Yet during this same time period, CoreLogic spent $1.7 billion (~50% of its unaffected market capitalization) acquiring $720 million of revenue net of foreign currency headwinds. This shows a residual organic loss of $190 million of revenue. But in recent shareholder letters, CoreLogic claims a 6% revenue CAGR, making no mention that organic revenue growth has consistently been negative and all incremental revenues have come via acquisition not actual growth. Over any multi-year period M&A has accounted for over 100% of incremental revenues.

3.	By refusing to engage with us, the Board is not acting in shareholders’ best interests

•	Refusing diligence: The Board is withholding information necessary for us to assess raising our offer.

•

Undermining constructive communication: After each of our efforts at private dialogue, CoreLogic has immediately responded with hyperbolic and critical press releases that include unnecessary ad hominem attacks.

•

Inciting regulatory scrutiny: Despite our ‘hell-or-high-water’ commitment and neither Cannae nor Senator having any overlapping businesses with CoreLogic, the Board has made numerous public accusations of anti-trust issues in order to invite regulatory scrutiny and delay any deal.

•

Impeding shareholders’ ability to vote at a Special Meeting: The Board has played endless games with the Special Meeting, including: diluting our ownership below the 10% Special Meeting threshold and adopting a poison pill requiring a lengthy solicitation process, calling for the meeting to be on the absolute last day the Company could be required to hold it, publicly announcing the meeting while privately threatening us that the Board can refuse to replace directors and unilaterally reschedule the Special Meeting, and setting and canceling record dates in an effort to reduce vote turnout.

•

Making misleading and disingenuous statements about value: Claiming the Company happens to be at a “compelling inflection point” just as we made our proposal, the Board claims CoreLogic’s results are not driven by the current surge in mortgage volumes and that the Company should be valued similar to selected ‘Information Services Peers’ due to CoreLogic having similar growth. As a result of this analysis, the Board has put forward a valuation of over $100 per share, implying a greater than 100% premium. Nowhere in its materials does the Board admit (1) CoreLogic’s organic revenue growth has been negative while such peers are growing at over 5%, (2) Consensus forward revenue estimates expect CoreLogic to grow 1% while such peers will grow over 6%, and (3) Consensus forward EBITDA estimates expect CoreLogic to not grow while such peers will grow over 10%. This is why CoreLogic has underperformed those peers by 145% over the past 5 years and has never traded anywhere close to their multiples.Perhaps most shocking is the clear evidence that CoreLogic knows its claims on value are false. In 2019, the Board reset the peer group it would use for compensation purposes and did not add a single one of the peers it is now claiming are appropriate. The Board’s rationale at the time was that the Company’s results and valuation were largely driven by “the volatile demand factors” of “mortgage origination volumes and interest rates.” So, when deciding how to compensate themselves, the Board claims its results are driven by mortgage volumes and it is unfair to compare them to ‘Information Services Peers,’ but, when deciding whether to deliver appropriate value to shareholders, the Board now claims the opposite?Making such blatantly false claims reveals a board that has no intention of engaging in a real discussion on value.

4.	New independent directors are needed to protect shareholder value

•

Each current board member presided over a period of CoreLogic’s underperformance: The four longest tenured directors have allowed CoreLogic to underperform peers by 532%. Other directors have overseen underperformance of 323%, 247%, and 75% depending on their respective tenure, in materials sent to shareholders, the Board has cited their tenure on the Board of CoreLogic as qualification for continuing to serve but in light of this persistent underperformance we disagree.

•

Board tenure undermines independence: At the upcoming 2021 Annual Meeting, a majority of the Board will have tenures over nine years – a duration that many governance groups say calls into question director independence, especially if any of them are Chair of committees. The Chair of each committee of CoreLogic’s Board as well as of the Board itself all have tenures over nine years.

•

New, independent directors will bring a much needed fresh perspective: We have proposed nine highly-qualified and independent directors who have no affiliation or association with Senator, Cannae, or any of our affiliates. Furthermore, these individuals have no affiliation with each other. These candidates have extensive experience overseeing and advising public companies as well as evaluating and executing value-maximizing transactions. Over half of them have served as CEO or Chair of a large organization and all of them possess expertise in financial, operational, or corporate governance matters. They bring precisely the unbiased and clear perspective sorely needed at CoreLogic.

We have tried to engage constructively with CoreLogic’s Board, and we still hope they will engage with us.

Despite multiple efforts at private dialogue and various ‘olive branch’ gestures, we have met nothing but resistance from CoreLogic’s Board. For three months we have focused our commentary on our proposal and the Board’s response. Even after the Board released ad hominem attacks against our associates in its September 10th letter, we followed up with a letter seeking a renewed path forward and increased our offer in an effort to get to a productive path.

While we will continue to provide relevant information to shareholders, including CoreLogic’s staggering underperformance, blatantly misleading materials, and biased Board, make no mistake: we would much prefer the private and productive dialogue we have tried to achieve for the past three months. We sincerely hope we can find common ground with the current CoreLogic Board for the benefit of all shareholders. However, if we cannot, we remain committed to this transaction – whether that be a sale to us or a sale to a higher bidder – and will see this process through.

The time to act is NOW. To protect the value of your investment vote on the GOLD Proxy Card “FOR” the removal of ALL nine targeted CoreLogic directors, “FOR” the election of ALL of our nine highly qualified nominees and “FOR” the two By-Law proposals.

If you have any questions or need assistance voting your shares, please call today D.F. King & Co., Inc., our proxy solicitor, at (877) 478-5047. Also for additional information, please visit us at https://www.UnlockingCoreLogic.com.

Sincerely,

/s/ Quentin Koffey Quentin Koffey Partner Senator Investment Group, LP	/s/ Richard N. Massey Richard N. Massey Chief Executive Officer Cannae Holdings, Inc.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Senator Investment Group LP, Cannae Holdings, Inc. and the other Participants (as defined below) have filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) on September 23, 2020 to be used in connection with the solicitation of proxies with respect to the proposals to be presented at the special meeting of stockholders (the “Special Meeting”) of CoreLogic, Inc., a Delaware corporation (the “Company”), scheduled to be held on November 17, 2020.

The participants in the solicitation are (i) Senator Investment Group LP (“Senator”), the investment manager of the Senator Funds (as defined below), (ii) Senator Management LLC (“Senator GP”), the general partner of Senator, (iii) Senator GP LLC (“Senator GP LLC”), the general partner of SGOM (as defined below) and SFH (as defined below), (iv) Senator Master GP LLC (“Senator Master GP”), the general partner of SFS (as defined below), (v) Mr. Douglas Silverman (“Mr. Silverman”), the Chief Executive Officer of Senator, (vi) Senator Focused Strategies LP (“SFS”), (vii) Senator Focused Holdings LP (“SFH”), (viii) Senator Global Opportunity Master Fund LP (“SGOM” and, together with SFS and SFH, the “Senator Funds”), (ix) Cannae Holdings, Inc. (“Cannae”), (x) Cannae Holdings, LLC (“Cannae Holdings”), a wholly-owned subsidiary of Cannae, (xi) W. Steve Albrecht, (xii) Martina Lewis Bradford, (xiii) Gail Landis, (xiv) Wendy Lane, (xv) Ryan McKendrick, (xvi) Katherine “KT” Rabin, (xvii) Sreekanth Ravi, (xviii) Lisa Wardell and (xix) Henry W. “Jay” Winship (collectively, the “Participants”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT THAT HAS BEEN FILED WITH THE SEC AND OTHER PROXY MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

As of the date hereof, (i) SFS directly owns 100 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), (ii) SGOM directly owns 4,110,000 shares of Common Stock, (iii) SFH directly owns 1,410,000 shares of Common Stock and (iv) Cannae Holdings directly owns 2,299,900 shares of Common Stock. Additionally, as of the date hereof, SFS is party to cash-settled total return swaps referencing 3,942,810 shares of Common Stock in the aggregate and total return swaps referencing 121,090 shares of Common Stock in the aggregate.

As described in the Schedule 13D filed with the SEC by Senator, Cannae and certain of their respective affiliates with respect to the Company, each of Senator, Senator GP, Senator GP LLC, Senator Master GP, Mr. Silverman, Cannae and Cannae Holdings may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 7,941,090 shares of Common Stock (the “Shares”) and, therefore, each such Participant may be deemed to be the beneficial owner of all of the Shares. The Shares collectively represent approximately 9.99% of the outstanding shares of Common Stock based on 79,495,658 shares of Common Stock outstanding as of September 18, 2020, as reported in the Company’s Definitive Proxy Statement filed on September 22, 2020.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell any securities.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, changes in the financial markets and changes in the conditions resulting from the outbreak of a pandemic such as the novel COVID-19 (“COVID-19”); the overall impact of the outbreak of COVID-19 and measures to curb its spread, including the effect of governmental or voluntary mitigation measures such as business shutdowns, social distancing, and stay-at-home orders; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from Fidelity National Financial, Inc., including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940; and risks and uncertainties related to the success of our externalization.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission.

[1]

Company selected peers are those peers listed in the Company’s most recent September 22nd investor presentation. Broader Peer Group Set are BKI, CSGP, EFX, EXPN, FDS, FICO, INFO, MCO, MSCI, REL, SPGI, TRI, TRU, VRSK.

[2]

2013 used as starting point because the 2014 10K is the first annual report that provides comparable disclosures after the Company restated historical financials following a major divestiture. However, over any multi-year period M&A has accounted for over 100% of incremental revenues.

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

emccarthy@dfking.com / gweinberg@dfking.com

(212) 269-5550

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com